Exhibit 10.1

Arch Chemicals, Inc.	Hayes Anderson
501 Merritt 7	Vice President, Human Resources
P.O. Box 5204
Norwalk, CT 06856-5204
Tel: 203.229.3629
Fax: 203.229.2890

November 2, 2009

Louis S. Massimo

Dear Louis,

I am writing to confirm the details of your separation from Arch Chemicals (“Arch” or the “Company”), effective December 31, 2009 (“Effective Date”).

In appreciation of your services to Arch and its affiliated companies and in consideration of your agreement to the terms and conditions of this letter agreement (“Agreement”), we are offering the following severance and benefit package (“Package”), in lieu of any other Company benefits. By signing this Agreement and the attached Release and Reaffirmation of Release, you are acknowledging that such benefits in the Package are more valuable than the benefits to which you would otherwise be entitled.

Assuming you execute the Release, which is annexed hereto and made a part of this Agreement (Exhibit A) within 21 days from the date of this Agreement, and the Reaffirmation of the Release (Exhibit B) within 21 days after the Effective Date, and neither the Release nor the Reaffirmation have been revoked as provided for in this Agreement, the following Package will be provided to you and/or presented to the Arch Compensation Committee for approval:

1.	Transition/Vacation Period.

a.	You will continue in Arch’s active employ through November 30, 2009 to assist with transition matters (hereafter the “Transition Period”). During this Transition Period, you will continue to be paid your base salary, less applicable withholdings, will continue to be eligible for all of your current benefits, and will be available to assist in the orderly transition of your duties.

b.

From December 1, 2009 through December 31, 2009, you will be considered to be on vacation (hereafter the “Vacation Period”), and will thus continue to be paid your base salary, less applicable withholdings, and entitled to all of your current benefits. You acknowledge that, once the Vacation Period is over, you will then be owed no further vacation time or vacation pay by Arch. After the end of that

Vacation Period (on December 31, 2009), you will be no longer be an employee of Arch, you will be off the payroll of Arch completely and will be entitled to no further salary or benefits, beyond that provided for in this Agreement.

c.	You acknowledge that this Agreement does not change your “at will” status and that you are subject to Arch’s rules and policies applicable to other salaried employees during the Transition Period and the Vacation Period.

2.	Executive Severance. As provided for in paragraph number 4 of your current Executive Agreement, dated December 19, 2008 (“Executive Agreement”), you will receive a lump sum Executive Severance payment in the amount of one million and eight dollars ($1,000,008.00), less applicable taxes and other authorized withholdings, which amount you agree is the correct amount of the Executive Severance under the Executive Agreement. This sum will be paid out to you before March 15, 2010.

3.	Benefit Continuation.

a.	As provided for in paragraph number 5(a) of your Executive Agreement, you will continue to receive group medical, vision, and dental insurance and executive medical benefits (including Senior Executive Life Insurance and Survivor Income Benefits) on the same basis as those benefits are offered to other active Arch executives for one year from the Effective Date (hereafter the “Payment Period”), provided, however, that it is understood that in the event the Company’s Compensation Committee approves the continued medical and dental coverage described in paragraph 7(d) below, you will then be entitled to receive additional medical and dental benefits, in accordance with the terms set forth therein.

b.	Except as otherwise provided in this Agreement, all other employee benefits including, without limitation, participation in the Company’s short and long-term disability, life insurance, management incentives (other than as provided in paragraph 7 below), vacation and sick pay, CEOP, SCEOP, Deferred Compensation Plan, and the Arch stock option plans shall terminate as of the Effective Date.

4.	Outplacement. As provided for in your Executive Agreement, you will be paid an amount equal to one hundred thousand dollars ($100,000) which you may use to obtain outplacement support and related services. This will be paid at the same time as your Executive Severance Payment.

5.	CEOP Benefit. You understand that your eligibility to make contributions to the Arch Contributing Employee Ownership Plan (“CEOP”) will cease on December 31, 2009. You thus understand that you will not be able to make contributions to the CEOP from your lump sum Executive Severance payment.

6.	SCEOP and Deferred Compensation. Your eligibility to make contributions to the Arch Supplemental Contributing Employee Ownership Plan (“SCEOP”) and to your Deferred Compensation Account (“DCA”) will cease on December 31, 2009. You thus understand that you will not be able to make contributions to the SCEOP or DCA from your lump sum Executive Severance payment. In July 2010, we will process your distribution in a single lump sum payment. Your actual account value will be determined based on the market value as of June 30, 2010.

7.	Arch will present for approval to the Company’s Compensation Committee a request that you receive the following benefits contingent upon your signing the Release (Exhibit A) within 21 days and not revoking the release, and your agreeing and complying with the other terms of this Agreement. You understand that any decision by the Compensation Committee is within their sole discretion and will not impact or void your Release or this Agreement. If not approved by the Compensation Committee, all your grants and annual bonus will be terminated without any payment when employment ceases. You further understand that your continued receipt of these benefits will also be conditioned upon your execution of the Reaffirmation of the Release (Exhibit B), as well as your continued compliance with the terms of this Agreement.

a.	Annual Incentive Plan. Pursuant to the terms of the Senior Management Incentive Compensation Plan, a non-prorated 2009 bonus payout, 70% of which is based on the financial objectives established at the beginning of 2009, 30% of which is based on your personal accomplishments, subject to the discretion of the Compensation Committee. If approved, this will be paid by March 15, 2010.

b.	Long Term Incentive Plan. A prorated payout based on the length of time you worked during the three-year performance period under the 1999 Long-Term Incentive Plan, if earned at the end of the performance cycle, for your outstanding 2008 and 2009 Long-Term Incentive Plan performance grants. Proration will be based on your period of employment for the performance period. Arch will also request approval to pay the 2004 retention unit grant in the first quarter 2010 without proration. If approved, the 2004 retention unit grant will be paid before March 15, 2010.

c.	Dividend Equivalents. Pursuant to the Long-Term Incentive Plan, and subject to Compensation Committee approval of Item b above, quarterly dividend equivalents will continue to be paid to you on all outstanding prorated performance units and retention units, under the Long-Term Incentive Plan.

d.	Medical/Dental Coverage. Continued medical and dental coverage for you and your eligible dependents until you reach age 55 or secure other employment on the same basis as a similarly situated active employee, subject to plan provisions in effect from time to time. Your premium for your coverage will be equal to the premiums that you would pay were you an active employee as such premiums change from time to time. Upon reaching age 55, you will be entitled to continue your medical insurance coverage, under the terms and conditions of Arch’s early retiree healthcare plan, if any in effect at that time, and under the same terms and conditions as other similarly situated early retirees.

8.	Early Retirement/Pension Benefits.

a.	Assuming that you remain on active status through the Effective Date, you will be eligible to collect subsidized qualified and non-qualified early retirement benefits, on the first of the month following your 55th birthday (on or after December 1, 2012), in accordance with, and subject to, the provisions of the Pension Plan of Arch Chemicals, the Supplemental Deferred Pension Plan, and the Arch Senior Executive Pension Plan.

b.	Pursuant to paragraph 5(a) of the Executive Agreement, you will receive one additional year of pension credit.

9.	Confidential Information. You acknowledge that you have had access to a great deal of valuable, highly confidential, privileged, proprietary information related to the business of Arch (hereinafter, “Confidential Information”). For purposes of this Agreement, the term “Confidential Information” shall include, but is not limited to, technical, financial and other business information, trade secrets, proprietary information, know-how, formulas, processes, customer lists, prices, and any other non-public information whatsoever, including: (i) significant technical and business information; (ii) all information relating to the design, manufacture, application, know-how, research and development of the Company’s products and services; (iii) sources of supply and material; (iv) operating and other cost data; (v) all information concerning the Company’s suppliers, including all data; (vi) information relating to present, past or prospective customers, customer proposal, price lists and data relating to pricing of products or services; and (vii) any other information not generally known in the industry, including specifically, all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of the Company, including without limitation that which is legended or otherwise identified by the Company as “Confidential Information.” Confidential Information also includes all information that could have commercial value in the business in which Arch is engaged, and all information of which the disclosure is or could be detrimental to the interests of Arch. With this definition of “Confidential Information,” you agree to the following:

a.	Ownership of Confidential Information. You understand that the Company owns all originals and all copies of manuscripts, letters, notes, notebooks, reports, models, computer files and other materials containing, representing, evidencing, recording, or constituting any Confidential Information, created by yourself or others, during the period you were employed by the Company.

b.	Third Party Confidential Information. You understand that the Company from time to time has had in its possession information which is claimed by others to be proprietary or confidential and which the Company has agreed or is under an obligation to keep confidential. You agree that all such information shall be Confidential Information for purposes of this Agreement.

c.	Non-Disclosure of Confidential Information. You agree to keep secret, and retain in the strictest confidence all Confidential Information which you have learned or discovered during your employment by Arch and its affiliates, including the terms of this Agreement, other than to your counsel, your tax advisors, and your spouse with the understanding that they will maintain the confidentiality thereof. You shall return to Arch all documents and other tangible items containing any Confidential Information without retaining any copies, notes or excerpts thereof.

10.	Non-Solicitation. In consideration for the pay and benefits provided for in this Agreement which, you acknowledge, are more generous than those to which you would otherwise be entitled, you agree that you will not, for a period of three (3) years from the Effective Date, or until December 30, 2012 (hereafter the “Non-Solicitation Period”), directly or indirectly, request, solicit, induce, hire, employ or attempt to employ (or attempt or assist in doing any of these activities) any employee or other person (including consultants) who have performed work or services for Arch within two (2) years prior to the Effective Date, to perform work or services for any person or entity other than Arch or one of Arch’s affiliates.

11.	Covenant Not to Compete.

a.	It is further agreed that you will not, for two (2) years from the Effective Date or until December 30, 2011 (hereafter the “Restricted Period”), directly or indirectly, become associated with (as an employee of or consultant), provide services to or have any financial interest in, any Competing Business, or any start-up venture engaged in or proposing to engage in a Competing Business (provided, however, that you may own, directly or indirectly, solely as an investment, securities of any person which are publicly traded if you do not own 5% or more of any class of securities of such person). For purposes of this paragraph, “Competing Business” shall mean a business or a business unit of a large conglomerate that competes with the current business of Arch or its affiliates in the areas of recreational water treatment, water sanitization, personal care ingredients, performance urethanes and organics, hydrazine, coatings, preservation and protection biocides, health and hygiene biocides, food sanitization biocides, wood treatment, wood penetration and wood preservation products and applications. Such Competing Businesses are understood to include, but are not limited to: Dow Chemical/Rohm & Haas, PPG and Chemtura corporations, and their subsidiaries.

b.	During the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, solicit, contact or deal with any person or entity that was a supplier, customer or client of the Company for the purpose of (i) providing to, or obtaining from, such supplier, customer or client goods or services similar to or in competition with the goods or services provided to or by the Company and its affiliates and their respective successors or assigns, (ii) inducing or encouraging them to acquire or obtain from anyone other than the Company and its affiliates, goods or services similar to or in competition with goods or services provided by the Company and its affiliates or (iii) inducing or encouraging them to provide goods or services similar to or in competition with the goods or services provided by the Company and its affiliates, to any other Person or entity.

c.	If you become employed (defined to include any arrangement under which you render services for compensation) at any time during the Restricted Period, then you shall notify the Company and its affiliates at least 15 business days prior to date of such employment (or arrangement) is to begin. Such notice shall be directed to the V.P. Human Resources of Arch, and shall include the name and address of the new employer (or party to which such services are to be provided) and a description of the proposed position or arrangement (including its title and duties).

d.	You agree that the non-solicitation and non-competition obligations contained in this Agreement are fair, reasonable and necessary under the circumstances and are reasonably required for the protection of Arch and its affiliates. You understand that, to the extent allowed by law, you will forfeit the benefits you have received under this Agreement (other than your vacation and those described in numbered paragraphs 5 and 6) in the event you engage in any of the activities described in numbered paragraphs 9, 10, 11, 12 or 13 of this Agreement.

12.	Non-Disparagement. You agree that during the Non-Solicitation Period, you shall not directly or indirectly make (or cause to be made) to any person any disparaging, derogatory, or negative statements about (or statements which may reasonably be expected to have a negative impact on) the Company or any of its affiliates (including, but not limited to, its products, services, policies practices, operations, employees, sales representatives, agents, officers, managers, directors or shareholders) or any executive, employee or Board members of the Company. You further agree that you will not engage in any conduct that may reasonably be expected to be injurious to the reputation and interest of the Company, including but not limited to, disparaging, inducing or encouraging others to disparage the Company Group, or making or causing to be made any statement that may reasonably be considered to be critical of or otherwise maligns the business reputation of the Company or any of its affiliates, or any employee, officer or consultant of the Company or its affiliates.

13.	You further agree that during the Non-Solicitation Period and the Restricted Period, you will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of paragraphs 9, 10, 11 or 12 of this Agreement, if such activity were carried out by you, either directly or indirectly, and in particular, you agree that you will not, directly or indirectly, induce or assist any employee or former employee of the Company to carry out, directly or indirectly, any such activity.

14.	Enforcement.

a.	Because your services were unique and because you had access to Confidential Information, you agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), and to the extent required by law may require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against you.

b.

In addition, you covenant and agree that, if you have violated paragraphs 9, 10, 11, 12 or 13 of this Agreement , in addition to any other remedy available under either law or in equity, the Company shall be entitled to the extent required by law, an accounting and repayment of all monies you have received pursuant to this Agreement, including the Executive Severance paid to you pursuant to paragraph 2, the bonuses paid to you pursuant to paragraphs 7(a) and 7(b), the value of the dividend equivalents paid to you pursuant to paragraph 7(c) and the value of any benefits provided to you under the Supplemental Deferred Pension Plan and Arch Senior Executive Pension Plan, received pursuant to Paragraph 8(a) of this Agreement. The Company shall also be entitled to recover from you profits, commissions, compensation, remunerations or benefits which you directly or indirectly have realized and/or may realize as a result of, growing out of or in connection with any such violation including, without limitation, any such payments received directly or indirectly by you or on your behalf. You agree and acknowledge that these monetary penalties are reasonable, in light of your position with the Company and the benefits which were provided to you under this Agreement.

c.	Tolling of Restricted and/or Non-Solicitation Periods During a Violation. The Restricted Period and/or the Non-Solicitation Period shall each be tolled during any court proceeding necessary to stop a violation of either of those restrictions described in this Section (only if a violation is determined by the court to have occurred).

d.	Further, the prevailing party in any action to enforce this agreement will be obligated to reimburse the other party for all attorneys’ fees and expenses incurred by it in connection with such enforcement, and any legal work or proceedings it must commence in order to establish a breach.

15.	Termination of Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if you have violated any provision of the foregoing paragraphs 9, 10, 11, 12 or 13, any and all payments then or thereafter due from the Company to you hereunder shall be terminated forthwith and the Company’s obligation to pay and your right to receive such payments shall terminate and be of no further force or effect, in each case without limiting or affecting your obligations under such paragraphs or the Company’s other rights and remedies available at law or equity.

16.	You understand that in the attached Release and Reaffirmation of the Release (Exhibits A and B hereto) you will hereby irrevocably and unconditionally release and discharge Arch and its affiliates, officers, directors and employees from liability for any claims that you may have against it and them as of the date of your signing this letter agreement and then the Effective Date, whether known or unknown to you, including without limitation any claims for benefits or compensation under the Executive Agreement, or any claims arising under any federal, state or local fair employment practices or other employee relations statutes (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 and the employment laws and regulations of the State of Connecticut), rule, executive order, law or ordinance, tort, express or implied contract, public policy, or other obligation. You are not waiving any rights you may have to pension benefits which had accrued or vested prior to the Effective Date of December 31, 2009.

17.	This document, along with the Release and Reaffirmation of the Release, which are incorporated herein and made a part hereof, represent the entire agreement of the parties. All prior understandings relating to the subject matter of this Agreement, whether oral or written, are hereby superseded by this document. The obligations under paragraphs 9, 10, 11, 12 and 13 are in addition and supplemental to any other similar obligations under existing agreements and plans.

18.

Cooperation. Except for any claims brought or made by you under the terms of this Agreement, you agree to cooperate with the Company, upon reasonable written notice and at reasonable times and at no cost to you, in (a) the prosecution and defense of any litigation or investigations (internal, external, governmental or otherwise); (b) preparation or the defense of any claims or claims or actions now in existence or that may be threatened or brought in the future; (c) regulatory or other governmental examinations, any of which relate to events or occurrences that transpired while you were employed by the Company; and (d) consulting with the Company and its advisors, accountants and auditors with respect to matters that transpired while you were employed by the Company.

19.	Governing Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of Connecticut determined without regard to its choice of law rules.

20.	Invalidity. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed severable from and shall not affect the remainder hereof, except that no provision shall be severed if it is apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

21.	Letters of Resignation. You agree to provide the Company and its affiliates with Letters of Resignation for Director and Officer positions, as requested. This obligation will survive after the Effective Date of this Agreement.

22.	The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and it is understood and agreed that you are responsible for consulting with your tax advisor regarding the potential impact of Section 409A regarding the pay and benefits provided herein. It is also understood and agreed that Arch is not responsible for any adverse consequence from the application of Section 409A to the pay and benefits provided herein. The parties agree to negotiate in good faith to amend this letter agreement or to take such other actions as may be necessary or advisable to comply with Section 409A.

You have twenty-one (21) days from the date you receive this Agreement to consider accepting the offer. If you choose not to accept the offer within such period, it should be considered withdrawn. If you accept the offer and sign this letter you will then have seven (7) days to reconsider and revoke your acceptance, if you choose.

We advise you to take time to consider this proposal and to consult with an attorney and tax advisor prior to signing it. Please indicate your understanding, acceptance and approval of this agreement by signing your name and dating your signature where indicated below. Kindly return the original of this letter to me. The enclosed duplicate original is for your files.

Let me take this opportunity to wish you every success in your future endeavors.

Yours sincerely,

/s/ Hayes Anderson
Hayes Anderson

November 6, 2009
Date

On behalf of Arch Chemicals, Inc.

Agreed to and Accepted:

/s/ Louis S. Massimo
Louis S. Massimo

November 10, 2009
Date

EXHIBIT A

FORM OF RELEASE

1.	In return for the payments and benefits provided by Arch Chemicals, Inc. (the “Company”) as provided for in the Executive Agreement, dated December 19, 2008 and the Agreement dated October 15, 2009 between the undersigned and the Company, the undersigned agrees not to bring or to participate in any legal proceedings against the Company, its subsidiaries or successors or the officers, agents, representatives or executives of the Company or its subsidiaries or their respective successors (collectively “Releasees”) which the undersigned may have or claim to have as a result of the undersigned’s employment which arise out of or relate to acts or conduct or omissions which occurred prior to the execution of this release. For purposes of the preceding sentence, “participation” does not include participating in legal proceedings under compulsion of legal process.

2.	The undersigned releases and forever discharges each of the Releasees from any and all claims or causes of action of any kind, known or unknown, including claims which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.; the Equal Pay Act, 29 U.S.C. § 206(a); Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq.; the Civil Rights Act of 1991; the Americans with Disabilities Act, as amended, 42 U.S.C. §§ 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; Section 31-51q of the Connecticut General Statutes (prohibiting retaliation for exercising Free Speech rights); the Connecticut Whistleblower Act, Conn. Gen. Stat. § 31-51m; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-51 et seq.; the Connecticut Law on Equal Pay, Conn. Gen. Stat. §§ 31-75 et seq.; the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. §§ 31-51kk et seq.; any and all claims for wrongful termination and/or retaliation; any claims for wages, incentive pay, bonuses or other compensation or for benefits of any kind (exclusive of accrued but unpaid wages and vacation pay as of the date of employment termination, any compensation deferred under the Employee Deferral Plan, qualified and non-qualified pension and savings plan benefits and any rights with respect to outstanding and exercisable stock options, vested performance share units or similar outstanding and vested stock-based awards granted under the Company’s incentive stock plan (which stock-based awards are the subject of other arrangements and plan provisions), any payments or benefits to which the undersigned is entitled under the Executive Agreement) or claims under the Employee Retirement Income Security Act; any claims for attorney’s fees, costs or expenses; and any other statutory or common law claims, including but not limited to any claims for wrongful discharge, for negligent and/or intentional infliction of “emotional distress” or any other tort claim, any claim for breach of any implied or express contract, libel, slander, promissory or equitable estoppel, breach of an implied covenant of good faith and fair dealing, fraud or misrepresentation. In addition, the undersigned further agrees that except as may be required by court order or subpoena or federal law or regulations, the undersigned will not in any way, directly or indirectly, assist any individual or entity in bringing or prosecuting any lawsuit against the Releasees.

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3.	The undersigned acknowledges that the consideration the undersigned has received from the Company under the Executive Agreement fully satisfies any and all claims he or she may now have or previously had with respect to his or her employment with or separation from the Company and any of its subsidiaries, including, without limitation, Employment Transition Benefits, as provided for in the Arch Employment Transition Summary Plan description as updated on January 1, 2009.

4.	It is understood, however, that the undersigned’s agreement not to bring a cause of action against the Company does not include any action alleging a breach of the Executive Agreement by the Company and that nothing herein shall prevent the undersigned from bringing a claim for indemnification as a Company officer under Article IV of the Company’s Amended and Restated Articles of Incorporation at any time as provided therein and in accordance therewith.

5.	The undersigned understands that the Employment Agreement Relating to Intellectual Property with the Company, which the undersigned signed and is attached hereto as Attachment A, shall continue to remain in effect according to its terms.

6.	Moreover, the undersigned agrees that should he or she breach this release in any manner, including but not limited to by bringing or participating in a legal proceeding or legal cause of action against the Releasees, contrary to the terms hereof, the undersigned will return to the Company any and all payments which the undersigned received under the Executive Agreement, with the exception of any benefits to which the undersigned was legally entitled by law, in the absence of the Executive Agreement.

7.	The undersigned understands that the Company does not acknowledge or admit that it has violated any of the undersigned’s rights under any federal, state or local law or ordinance or that it has violated any contractual or other legal obligations. Nothing in this release, nor the fact that the Company has entered this release, shall be construed as an admission of liability or wrongdoing by the Company, which liability or wrongdoing is expressly denied.

8.	The undersigned is hereby advised to consult with an attorney of his or her choice and the undersigned agrees that he or she has been afforded a period of at least twenty-one (21) days to consider the terms of this release with such attorney or with anyone else whom the Employee chooses to consult, that the undersigned understands he or she has seven (7) days from the date of signing this release in which to revoke it and that this release shall not become effective or enforceable until this revocation period has expired.

9.	Finally, the undersigned acknowledges that he or she is fully competent to enter this release that he or she has carefully read and fully understands all of the provisions of this release and the Executive Agreement and that he or she has knowingly and voluntarily executed this release and the Executive Agreement without any pressure or duress in exchange for full and sufficient consideration for which he or she otherwise would not normally be entitled.

Date:	Name:

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To be signed by L. S. Massimo and returned to Arch by no sooner than December 31, 2009 and no later than twenty-one (21) days after the Effective Date.

EXHIBIT B

REAFFIRMATION OF RELEASE

I reaffirm my Agreement to the General Release, in its entirety, as of the date of this signing. I understand that in signing this Reaffirmation, I am releasing any and all claims related to my employment or otherwise as per the terms of the General Release that I previously executed, as of the date written below. I acknowledge that I have had at least 21 days to consider this Reaffirmation, and have at least 7 days to revoke it, after the date of my signature. This Reaffirmation shall not become effective or enforceable until that revocation period has expired.

Louis S. Massimo

Date

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